Exhibit 99.1

Equinix Reports First-Quarter 2023 Results

Company Delivers Quarterly Revenues of Approximately $2 Billion as Businesses Continue to Prioritize Digital Infrastructure

REDWOOD CITY, Calif., May 3, 2023 /PRNewswire/ --

  Quarterly revenues increased 15% over the same quarter last year to $2.0 billion, or 16% on a normalized and constant currency basis
  Closed approximately 4,000 deals across more than 3,000 customers
  Customer deployments across multiple regions increased to 76% of total recurring revenue, an increase of 1% quarter over quarter, demonstrating the value of the Equinix global platform

Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company™, today reported results for the quarter ended March 31, 2023. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

First-Quarter 2023 Results Summary

  Revenues
    Approximately $2.0 billion, a record quarter-over-quarter step up of $127 million or a 7% increase over the previous quarter
    Includes approximately $90 million from power price increases and a $2 million foreign currency benefit when compared to prior guidance rates
  Operating Income
    $384 million, a 36% increase over the previous quarter, due to strong operating performance and flat quarter-over-quarter SG&A spend and an operating margin of 19%
  Net Income and Net Income per Share attributable to Equinix
    $259 million, a 101% increase over the previous quarter, primarily due to higher income from operations and lower net interest expense
    $2.77 per share, a 99% increase over the previous quarter
  Adjusted EBITDA
    $944 million, a 13% increase over the previous quarter, and an adjusted EBITDA margin of 47%
    Includes a $2 million foreign currency benefit when compared to prior guidance rates
    Includes $5 million of integration costs
  AFFO and AFFO per Share
    $802 million, a 22% increase over the previous quarter, primarily due to strong operating performance and seasonally lower recurring capital expenditures
    $8.59 per share, a 21% increase over the previous quarter
    Includes $5 million of integration costs

2023 Annual Guidance Summary

  Revenues
    $8.175 - $8.275 billion, an increase of 13 - 14% over the previous year, or a normalized and constant currency increase of 14 - 15%
    An increase of $30 million compared to prior guidance at the mid-point
  Adjusted EBITDA
    $3.635 - $3.715 billion, a 45% adjusted EBITDA margin
    An increase of $20 million compared to prior guidance at the mid-point
    Assumes $33 million of integration costs
  AFFO and AFFO per Share
    $2.927 - $3.007 billion, an increase of 8 - 11% over the previous year, or a normalized and constant currency increase of 10 - 13%
    An increase of $44 million compared to prior guidance at the mid-point
    $31.15 - $32.00 per share, an increase of 5 - 8% over the previous year, or a normalized and constant currency increase of 8 - 11%
    Assumes $33 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote

Charles Meyers, President and CEO, Equinix:

"We had a strong start to the year, delivering nearly $2 billion of revenue for the quarter, as our outlook remains positive with the overall demand for digital transformation fueling our conviction around the long-term secular drivers of our business. We look forward to our upcoming analyst day next month, where we plan to continue the discussion of the significant opportunity ahead and our strongly differentiated position in capturing this opportunity as we enable our customers to access all the right places, partners and possibilities."

Business Highlights

  Equinix further invested in the expansion of its global platform which encompasses 248 data centers across 71 metros in 32 countries, including 50 major builds underway in 37 markets. Specific initiatives included:
    In February, Equinix announced plans to build its second International Business Exchange™ (IBX®) data center in Barcelona. The new site will serve as a strategic connection point for data communications between Africa, Europe and the Middle East, as Barcelona grows as a vital hub for regional subsea cables.
    In April, Equinix invested $50 million toward a new state-of-the-art IBX data center expected to open in Montreal in the second half of 2023.
    Equinix continues to expand its Data Center Services portfolio with four openings in Frankfurt, Paris, Singapore and Sydney, and four newly approved projects in Frankfurt, Lagos, Melbourne and Rio de Janeiro. The company has 10 xScale® projects underway that are expected to deliver more than 90 megawatts of capacity once opened.
  Equinix continues to make progress in advancing its sustainability commitments:
    As noted in the company's recently published Annual Sustainability Report, Equinix achieved 96% renewable energy coverage of its operational load for 2022, marking the fifth consecutive year with over 90% renewable energy coverage. This reflects a 10% year-over-year increase in procurement of renewable energy on a GWh basis. Equinix also advanced its science-based targets including a 23% reduction in operational emissions across Scope 1 and Scope 2 from its 2019 baseline.
    Year to date, Equinix has significantly increased its commitment to renewable power projects by signing a number of new long-term Power Purchase Agreements (PPAs) in Spain totaling 345 megawatts (MW). Once operational, the projects are expected to generate sufficient power to match the consumption and more at Equinix's IBX data centers in Barcelona and Madrid. The new projects, along with existing projects, will bring Equinix's contracted PPA capacity to 715 MW globally.
  As global data volumes continue to accelerate, Equinix surpassed a new milestone of 30 terabits per second (TB/s) of peak traffic across its global Internet Exchanges—a 50% increase in approximately 18 months.
  Equinix continues to extend its leadership as the home of the interconnected cloud with five cloud on-ramp wins in Q1 bringing Equinix's portfolio to 210 on-ramps across 46 markets. More than half of the metros in which Equinix operates now offer two or more on-ramps to the largest cloud players.
  In January, Equinix appointed Thomas Olinger to its Board of Directors. Olinger, who previously served as the Chief Financial Officer at Prologis for the past 15 years, is a member of the Equinix Board's Audit, Finance and Real Estate Committees. Equinix thanks Bud Lyons for his exceptional service and contributions to the growth and success of the company over the past 15 years as he retires from the Board.

Business Outlook

For the second quarter of 2023, the Company expects revenues to range between $1.995 and $2.025 billion, an increase of approximately 0 - 1% over the previous quarter, or a normalized and constant currency increase of 0 - 2%. This guidance includes a negative $10 million foreign currency impact when compared to the average FX rates in Q1 2023 and lower non-recurring revenues. Adjusted EBITDA is expected to range between $881 and $911 million. Adjusted EBITDA reflects the impact of increased seasonal energy costs and the expected expiration of prior power cost commitments, and a negative $5 million foreign currency impact when compared to the average FX rates in Q1 2023. For the quarter, integration costs from acquisitions are expected to be $5 million. Recurring capital expenditures are expected to range between $35 and $45 million.

For the full year of 2023, total revenues are expected to range between $8.175 and $8.275 billion, a 13 - 14% increase over the previous year, or a normalized and constant currency increase of 14 - 15%. This $30 million increase from previously issued guidance is due to a foreign currency benefit when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $3.635 and $3.715 billion, an adjusted EBITDA margin of 45%. This $20 million increase from previously issued guidance is primarily due to a $13 million foreign currency benefit when compared to prior guidance rates, $5 million of better-than-expected operating performance and a $2 million reduction of integration costs. AFFO is expected to range between $2.927 and $3.007 billion, an increase of 8 - 11% over the previous year, or a normalized and constant currency increase of 10 - 13%. This $44 million increase from previously issued guidance is due to $32 million of better-than-expected business performance, a $2 million reduction of integration costs and a $10 million foreign currency benefit when compared to prior guidance rates. AFFO per share is expected to range between $31.15 and $32.00, an increase of 5 - 8% over the previous year, or a normalized and constant currency increase of 8 - 11%. Total capital expenditures are expected to range between $2.708 and $2.958 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.510 and $2.740 billion, and recurring capital expenditures are expected to range between $198 and $218 million. xScale-related on-balance sheet capital expenditures are expected to range between $131 and $181 million, which we anticipate will be reimbursed to Equinix from both the current and future xScale JVs.

The U.S. dollar exchange rates used for 2023 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.09 to the Euro, $1.19 to the Pound, S$1.33 to the U.S. Dollar, ¥133 to the U.S. Dollar, A$1.50 to the U.S. Dollar, HK$7.85 to the U.S. Dollar, R$5.08 to the U.S. Dollar and C$1.35 to the U.S. Dollar. The Q1 2023 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 9%, 8%, 5%, 4%, 3%, 3% and 2%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2023 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2023, along with its future outlook, in its quarterly conference call on Wednesday, May 3, 2023, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, August 2, 2023, by dialing 1-888-293-8912 and referencing the passcode 2023. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company, enabling digital leaders to harness a trusted platform to bring together and interconnect the foundational infrastructure that powers their success. Equinix enables today's businesses to access all the right places, partners and possibilities they need to accelerate advantage. With Equinix, they can scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX® data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix's underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Recurring revenues	$ 1,890,080	$ 1,773,380	$ 1,642,324
Non-recurring revenues	108,129	97,465	92,123
Revenues	1,998,209	1,870,845	1,734,447
Cost of revenues	1,006,091	970,700	915,875
Gross profit	992,118	900,145	818,572
Operating expenses:
Sales and marketing	210,671	207,233	192,511
General and administrative	394,874	400,183	352,687
Transaction costs	1,600	10,529	4,240
Loss on asset sales	852	—	1,818
Total operating expenses	607,997	617,945	551,256
Income from operations	384,121	282,200	267,316
Interest and other income (expense):
Interest income	19,388	18,462	2,106
Interest expense	(97,481)	(94,200)	(79,965)
Other income (expense)	7,503	(28,895)	(9,549)
Gain on debt extinguishment	254	143	529
Total interest and other, net	(70,336)	(104,490)	(86,879)
Income before income taxes	313,785	177,710	180,437
Income tax expense	(55,055)	(48,807)	(32,744)
Net income	258,730	128,903	147,693
Net (income) loss attributable to non-controlling interests	56	(140)	(240)
Net income attributable to Equinix	$ 258,786	$ 128,763	$ 147,453
Net income per share attributable to Equinix:
Basic net income per share	$ 2.78	$ 1.39	$ 1.62
Diluted net income per share	$ 2.77	$ 1.39	$ 1.62
Shares used in computing basic net income per share	92,971	92,573	90,771
Shares used in computing diluted net income per share	93,340	92,752	91,162

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income	$ 258,730	$ 128,903	$ 147,693
Other comprehensive income, net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	157,214	796,716	(122,534)
Net investment hedge CTA gain (loss)	(39,960)	(379,960)	91,358
Unrealized gain (loss) on cash flow hedges	(12,881)	(50,231)	64,037
Net actuarial loss on defined benefit plans	(115)	(42)	(21)
Total other comprehensive loss, net of tax	104,258	366,483	32,840
Comprehensive income, net of tax	362,988	495,386	180,533
Net (income) loss attributable to non-controlling interests	56	(140)	(240)
Other comprehensive income attributable to non-controlling interests	—	(12)	(3)
Comprehensive income attributable to Equinix	$ 363,044	$ 495,234	$ 180,290

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$ 2,642,578	$ 1,906,421
Accounts receivable, net	913,413	855,380
Other current assets	437,155	459,138
Assets held for sale	—	84,316
Total current assets	3,993,146	3,305,255
Property, plant and equipment, net	16,913,734	16,649,534
Operating lease right-of-use assets	1,403,716	1,427,950
Goodwill	5,712,063	5,654,217
Intangible assets, net	1,859,655	1,897,649
Other assets	1,391,884	1,376,137
Total assets	$ 31,274,198	$ 30,310,742
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$ 933,290	$ 1,004,800
Accrued property, plant and equipment	287,911	281,347
Current portion of operating lease liabilities	141,558	139,538
Current portion of finance lease liabilities	155,447	151,420
Current portion of mortgage and loans payable	9,869	9,847
Other current liabilities	226,077	251,346
Total current liabilities	1,754,152	1,838,298
Operating lease liabilities, less current portion	1,240,071	1,272,812
Finance lease liabilities, less current portion	2,105,130	2,143,690
Mortgage and loans payable, less current portion	653,235	642,708
Senior notes, less current portion	12,707,851	12,109,539
Other liabilities	784,900	797,863
Total liabilities	19,245,339	18,804,910
Common stock	94	93
Additional paid-in capital	17,795,701	17,320,017
Treasury stock	(65,988)	(71,966)
Accumulated dividends	(7,639,195)	(7,317,570)
Accumulated other comprehensive loss	(1,285,188)	(1,389,446)
Retained earnings	3,223,624	2,964,838
Total Equinix stockholders' equity	12,029,048	11,505,966
Non-controlling interests	(189)	(134)
Total stockholders' equity	12,028,859	11,505,832
Total liabilities and stockholders' equity	$ 31,274,198	$ 30,310,742

Ending headcount by geographic region is as follows:
Americas headcount	5,620	5,493
EMEA headcount	4,027	3,936
Asia-Pacific headcount	2,701	2,668
Total headcount	12,348	12,097

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022

Finance lease liabilities	$ 2,260,577	$ 2,295,110

Term loans	630,052	618,028
Mortgage payable and other loans payable	33,052	34,527
Plus: debt discount and issuance costs, net	1,003	1,062
Total loans payable principal	664,107	653,617

Senior notes	12,707,851	12,109,539
Plus: debt discount and issuance costs	117,863	117,351
Total senior notes principal	12,825,714	12,226,890

Total debt principal outstanding	$ 15,750,398	$ 15,175,617

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022

Cash flows from operating activities:
Net income	$ 258,730	$ 128,903	$ 147,693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	454,939	438,492	436,386
Stock-based compensation	98,715	107,519	89,952
Amortization of debt issuance costs and debt discounts and premiums	4,590	4,553	4,204
Gain on debt extinguishment	(254)	(143)	(529)
Loss on asset sales	852	—	1,818
Other items	9,001	44,880	6,050
Changes in operating assets and liabilities:
Accounts receivable	(68,082)	(56,209)	(100,727)
Income taxes, net	4,991	(17,701)	13,881
Accounts payable and accrued expenses	(72,765)	31,511	(75,980)
Operating lease right-of-use assets	34,766	36,171	35,400
Operating lease liabilities	(33,587)	(34,586)	(31,740)
Other assets and liabilities	(16,054)	76,799	54,715
Net cash provided by operating activities	675,842	760,189	581,123
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(24,393)	(35,222)	(38,558)
Real estate acquisitions	(40,397)	(208,377)	(3,074)
Purchases of other property, plant and equipment	(529,600)	(827,927)	(412,518)
Proceeds from asset sales	87,820	—	195,391
Net cash used in investing activities	(506,570)	(1,071,526)	(258,759)
Cash flows from financing activities:
Proceeds from employee equity awards	44,543	—	43,876
Payment of dividend distributions	(326,162)	(287,573)	(289,669)
Proceeds from public offering of common stock, net of offering costs	300,775	—	—
Proceeds from mortgage and loans payable	—	—	676,850
Proceeds from senior notes, net of debt discounts	565,239	—	—
Repayment of finance lease liabilities	(35,498)	(36,394)	(40,773)
Repayment of mortgage and loans payable	(2,403)	(1,714)	(551,833)
Debt issuance costs	(4,257)	—	(7,366)
Net cash provided by (used in) financing activities	542,237	(325,681)	(168,915)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	23,883	37,398	4,593
Net increase in cash, cash equivalents and restricted cash	735,392	(599,620)	158,042
Cash, cash equivalents and restricted cash at beginning of period	1,908,248	2,507,868	1,549,454
Cash, cash equivalents and restricted cash at end of period	$ 2,643,640	$ 1,908,248	$ 1,707,496
Supplemental cash flow information:
Cash paid for taxes	$ 48,960	$ 44,091	$ 20,150
Cash paid for interest	$ 103,904	$ 128,511	$ 104,051

Free cash flow (negative free cash flow) (1)	$ 193,665	$ (276,115)	$ 360,922

Adjusted free cash flow (negative adjusted free cash flow) (2)	$ 234,062	$ (67,738)	$ 363,996

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 675,842	$ 760,189	$ 581,123
Net cash used in investing activities as presented above	(506,570)	(1,071,526)	(258,759)
Purchases, sales and maturities of investments, net	24,393	35,222	38,558
Free cash flow (negative free cash flow)	$ 193,665	$ (276,115)	$ 360,922

(2)

We define adjusted free cash flow (negative adjusted free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$ 193,665	$ (276,115)	$ 360,922
Less real estate acquisitions	40,397	208,377	3,074
Adjusted free cash flow (negative adjusted free cash flow)	$ 234,062	$ (67,738)	$ 363,996

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended
		March 31, 2023	December 31, 2022	March 31, 2022
	Recurring revenues	$ 1,890,080	$ 1,773,380	$ 1,642,324
	Non-recurring revenues	108,129	97,465	92,123
	Revenues (1)	1,998,209	1,870,845	1,734,447

	Cash cost of revenues (2)	665,978	642,176	583,703
	Cash gross profit (3)	1,332,231	1,228,669	1,150,744

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	140,310	140,697	124,706
	Cash general and administrative expenses (6)	247,638	249,232	226,326
	Total cash operating expenses (4)(7)	387,948	389,929	351,032

	Adjusted EBITDA (8)	$ 944,283	$ 838,740	$ 799,712

	Cash gross margins (9)	67%	66%	66%

	Adjusted EBITDA margins(10)	47%	45%	46%

	Adjusted EBITDA flow-through rate (11)	83%	(107) %	43%

	FFO (12)	$ 548,152	$ 406,945	$ 432,644

	AFFO (13)(14)	$ 801,793	$ 657,818	$ 652,632

	Basic FFO per share (15)	$ 5.90	$ 4.40	$ 4.77

	Diluted FFO per share (15)	$ 5.87	$ 4.39	$ 4.75

	Basic AFFO per share (15)	$ 8.62	$ 7.11	$ 7.19

	Diluted AFFO per share (15)	$ 8.59	$ 7.09	$ 7.16

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 574,098	$ 568,240	$ 522,171
	Interconnection	198,639	197,337	181,103
	Managed infrastructure	60,860	59,244	49,222
	Other	4,872	4,885	5,134
	Recurring revenues	838,469	829,706	757,630
	Non-recurring revenues	43,906	42,065	42,791
	Revenues	$ 882,375	$ 871,771	$ 800,421

	EMEA Revenues:

	Colocation	$ 515,611	$ 450,480	$ 414,569
	Interconnection	72,606	66,710	68,140
	Managed infrastructure	31,424	29,431	30,990
	Other	25,200	23,882	6,414
	Recurring revenues	644,841	570,503	520,113
	Non-recurring revenues	46,376	31,208	30,367
	Revenues	$ 691,217	$ 601,711	$ 550,480

	Asia-Pacific Revenues:

	Colocation	$ 318,705	$ 291,480	$ 282,615
	Interconnection	65,562	61,572	59,987
	Managed infrastructure	18,963	17,819	20,642
	Other	3,540	2,300	1,337
	Recurring revenues	406,770	373,171	364,581
	Non-recurring revenues	17,847	24,192	18,965
	Revenues	$ 424,617	$ 397,363	$ 383,546

	Worldwide Revenues:

	Colocation	$ 1,408,414	$ 1,310,200	$ 1,219,355
	Interconnection	336,807	325,619	309,230
	Managed infrastructure	111,247	106,494	100,854
	Other	33,612	31,067	12,885
	Recurring revenues	1,890,080	1,773,380	1,642,324
	Non-recurring revenues	108,129	97,465	92,123
	Revenues	$ 1,998,209	$ 1,870,845	$ 1,734,447

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 1,006,091	$ 970,700	$ 915,875
	Depreciation, amortization and accretion expense	(328,790)	(316,549)	(321,729)
	Stock-based compensation expense	(11,323)	(11,975)	(10,443)
	Cash cost of revenues	$ 665,978	$ 642,176	$ 583,703

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 245,407	$ 263,374	$ 239,403
	EMEA cash cost of revenues	271,179	226,574	202,848
	Asia-Pacific cash cost of revenues	149,392	152,228	141,452
	Cash cost of revenues	$ 665,978	$ 642,176	$ 583,703

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$ 605,545	$ 607,416	$ 545,198
	Depreciation and amortization expense	(130,205)	(121,943)	(114,657)
	Stock-based compensation expense	(87,392)	(95,544)	(79,509)
	Cash operating expense	$ 387,948	$ 389,929	$ 351,032

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$ 210,671	$ 207,233	$ 192,511
	Depreciation and amortization expense	(50,856)	(49,604)	(47,621)
	Stock-based compensation expense	(19,505)	(16,932)	(20,184)
	Cash sales and marketing expense	$ 140,310	$ 140,697	$ 124,706

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$ 394,874	$ 400,183	$ 352,687
	Depreciation and amortization expense	(79,349)	(72,339)	(67,036)
	Stock-based compensation expense	(67,887)	(78,612)	(59,325)
	Cash general and administrative expense	$ 247,638	$ 249,232	$ 226,326

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$ 231,881	$ 214,560	$ 204,463
	EMEA cash SG&A	93,525	104,648	87,287
	Asia-Pacific cash SG&A	62,542	70,721	59,282
	Cash SG&A	$ 387,948	$ 389,929	$ 351,032

(8)

We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, loss or gain on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$ 258,730	$ 128,903	$ 147,693
	Income tax expense	55,055	48,807	32,744
	Interest income	(19,388)	(18,462)	(2,106)
	Interest expense	97,481	94,200	79,965
	Other expense (income)	(7,503)	28,895	9,549
	Gain on debt extinguishment	(254)	(143)	(529)
	Depreciation, amortization and accretion expense	458,995	438,492	436,386
	Stock-based compensation expense	98,715	107,519	89,952
	Transaction costs	1,600	10,529	4,240
	Loss on asset sales	852	—	1,818
	Adjusted EBITDA	$ 944,283	$ 838,740	$ 799,712

	The geographic split of our adjusted EBITDA is presented below:

	Americas net loss	$ (40,492)	$ (67,580)	$ (19,572)
	Americas income tax expense (benefit)	55,142	(33,279)	32,744
	Americas interest income	(15,175)	(16,259)	(1,728)
	Americas interest expense	84,280	83,363	70,730
	Americas other expense (income)	5,104	104,539	(23,390)
	Americas gain on debt extinguishment	—	—	(261)
	Americas depreciation, amortization and accretion expense	245,107	237,919	230,086
	Americas stock-based compensation expense	67,814	76,131	63,917
	Americas transaction costs	477	9,003	2,991
	Americas loss on asset sales	2,830	—	1,038
	Americas adjusted EBITDA	$ 405,087	$ 393,837	$ 356,555

	EMEA net income	$ 199,015	$ 195,224	$ 98,388
	EMEA income tax expense	—	16,531	—
	EMEA interest income	(2,540)	(1,251)	(267)
	EMEA interest expense	4,149	2,675	916
	EMEA other expense (income)	(16,480)	(77,880)	29,171
	EMEA depreciation, amortization and accretion expense	124,675	116,097	114,866
	EMEA stock-based compensation expense	18,836	18,840	16,112
	EMEA transaction costs	836	253	1,157
	EMEA (gain) loss on asset sales	(1,978)	—	2
	EMEA adjusted EBITDA	$ 326,513	$ 270,489	$ 260,345

	Asia-Pacific net income	$ 100,207	$ 1,259	$ 68,877
	Asia-Pacific income tax expense (benefit)	(87)	65,555	—
	Asia-Pacific interest income	(1,673)	(952)	(111)
	Asia-Pacific interest expense	9,052	8,162	8,319
	Asia-Pacific other expense	3,873	2,236	3,768
	Asia-Pacific gain on debt extinguishment	(254)	(143)	(268)
	Asia-Pacific depreciation, amortization and accretion expense	89,213	84,476	91,434
	Asia-Pacific stock-based compensation expense	12,065	12,548	9,923
	Asia-Pacific transaction costs	287	1,273	92
	Asia-Pacific loss on asset sales	—	—	778
	Asia-Pacific adjusted EBITDA	$ 212,683	$ 174,414	$ 182,812

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	72%	70%	70%
	EMEA cash gross margins	61%	62%	63%
	Asia-Pacific cash gross margins	65%	62%	63%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	46%	45%	45%
	EMEA adjusted EBITDA margins	47%	45%	47%
	Asia-Pacific adjusted EBITDA margins	50%	44%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 944,283	$ 838,740	$ 799,712
	Less adjusted EBITDA - prior period	(838,740)	(870,916)	(787,577)
	Adjusted EBITDA growth	$ 105,543	$ (32,176)	$ 12,135

	Revenues - current period	$ 1,998,209	$ 1,870,845	$ 1,734,447
	Less revenues - prior period	(1,870,845)	(1,840,659)	(1,706,378)
	Revenue growth	$ 127,364	$ 30,186	$ 28,069

	Adjusted EBITDA flow-through rate	83%	(107) %	43%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$ 258,730	$ 128,903	$ 147,693
	Net (income) loss attributable to non-controlling interests	56	(140)	(240)
	Net income attributable to Equinix	258,786	128,763	147,453
	Adjustments:
	Real estate depreciation	283,681	274,625	280,196
	Loss on disposition of real estate property	2,561	437	2,845
	Adjustments for FFO from unconsolidated joint ventures	3,124	3,120	2,150
	FFO attributable to common shareholders	$ 548,152	$ 406,945	$ 432,644

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$ 548,152	$ 406,945	$ 432,644
	Adjustments:
	Installation revenue adjustment	(2,237)	6,975	845
	Straight-line rent expense adjustment	1,179	1,585	3,660
	Amortization of deferred financing costs and debt discounts and premiums	4,590	4,553	4,204
	Contract cost adjustment	(6,682)	(17,380)	(14,939)
	Stock-based compensation expense	98,715	107,519	89,952
	Stock-based charitable contributions	—	34,974	—
	Non-real estate depreciation expense	120,945	111,342	105,575
	Amortization expense	52,474	51,438	49,569
	Accretion expense	1,895	1,086	1,046
	Recurring capital expenditures	(21,729)	(80,047)	(23,881)
	Gain on debt extinguishment	(254)	(143)	(529)
	Transaction costs	1,600	10,529	4,240
	Income tax expense (benefit) adjustment	1,582	19,806	(323)
	Adjustments for AFFO from unconsolidated joint ventures	1,563	(1,364)	569
	AFFO attributable to common shareholders	$ 801,793	$ 657,818	$ 652,632

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$ 944,283	$ 838,740	$ 799,712
	Adjustments:
	Interest expense, net of interest income	(78,093)	(75,738)	(77,859)
	Amortization of deferred financing costs and debt discounts and premiums	4,590	4,553	4,204
	Income tax expense	(55,055)	(48,807)	(32,744)
	Income tax expense (benefit) adjustment	1,582	19,806	(323)
	Straight-line rent expense adjustment	1,179	1,585	3,660
	Stock-based charitable contributions	—	34,974	—
	Contract cost adjustment	(6,682)	(17,380)	(14,939)
	Installation revenue adjustment	(2,237)	6,975	845
	Recurring capital expenditures	(21,729)	(80,047)	(23,881)
	Other (expense) income	7,503	(28,895)	(9,549)
	Loss on disposition of real estate property	2,561	437	2,845
	Adjustments for unconsolidated JVs' and non-controlling interests	4,743	1,615	2,479
	Adjustment for loss on sale of assets	(852)	—	(1,818)
	AFFO attributable to common shareholders	$ 801,793	$ 657,818	$ 652,632

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	92,971	92,573	90,771
	Effect of dilutive securities:
	Employee equity awards	369	179	391
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	93,340	92,752	91,162

	Basic FFO per share	$ 5.90	$ 4.40	$ 4.77
	Diluted FFO per share	$ 5.87	$ 4.39	$ 4.75

	Basic AFFO per share	$ 8.62	$ 7.11	$ 7.19
	Diluted AFFO per share	$ 8.59	$ 7.09	$ 7.16

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